Exhibit 99.1

221 East Hickory Street

Mankato, Minnesota 56001

	Contact:	Sandra Gibbs	Elin Raymond
		Public Relations	President
For Immediate Release		HickoryTech	The Sage Group
		507-386-3765	612-321-9897

HICKORYTECH CORPORATION ANNOUNCES APPOINTMENT

OF DALE PARKER TO BOARD OF DIRECTORS

MANKATO, Minn., March 24, 2006—HickoryTech Corporation (Nasdaq:HTCO) announced the selection of Dale E. Parker, age 54, as a director on HickoryTech’s 10-member board. Parker will fill the independent board position being vacated on April 24, 2006 by Robert E. Switz, president and CEO of ADC Telecommunications, Inc., and will complete the remainder of Switz’s term, which expires in 2008. Switz stepped down due to ADC’s guidelines restricting the number of public company boards on which he may serve. Switz had been a director since 1999.

Parker will become the financial expert on HickoryTech’s board, as defined under applicable SEC rules, and shall also serve as a financially sophisticated Audit Committee member under applicable NASDAQ rules.

Starr Kirklin, chairman of the board, said, “HickoryTech’s board of directors is pleased to have selected an individual of high integrity and a strong understanding of the financial reporting process.” Kirklin continued, “After conducting a comprehensive review of candidates, we believe Dale Parker brings extensive financial and accounting expertise to the board.”

Parker stated, “I am pleased to serve on HickoryTech’s board and for the opportunity to contribute to the direction of this growing corporation. I look forward to offering my background in finance as a resource for the board and to helping build sustainable, long-term value for HickoryTech’s shareholders.” Parker has over 32 years of corporate accounting experience.

Parker is vice president, chief financial officer, and board member for Appleton Papers, Inc., a manufacturer of thermal and carbonless paper and plastic food packaging. Prior to joining Appleton Papers in 2000, Parker served as vice president and chief finance and administration officer for Black Clawson Companies, a privately held New York manufacturer of capital equipment for the paper and plastics industries, from 1988 to January 2000, and held progressive positions of responsibility as controller from 1975 to 1988.

Parker holds an MBA from Xavier University, Cincinnati, Ohio and a bachelor’s degree from Miami University, Oxford, Ohio. He is a CPA and a professional member of the American Institute of Certified Public Accounts, Financial Executives Institute, and Institute of Management Accountants.

— more —

About HickoryTech Corporation: HickoryTech Corporation is a diversified communications company headquartered in Mankato, Minn., with approximately 460 employees in Minnesota and Iowa. In its 109th year of operation, HickoryTech offers a full array of telecommunications products and services to business and residential customers. The Telecom Sector offers local voice, long distance, Internet, Broadband services, Digital TV, and IP networking. The Enterprise Solutions Sector provides IP Telephony, call center management, and data network solutions. The Enventis Telecom Sector provides IP-based voice and data services and network solutions on a state wide SONET-based network.  The Information Solutions Sector develops telecom and carrier access billing solutions. To learn more about HickoryTech Corporation, visit the company’s Web site at www.HickoryTech.com.

Certain statements included in this press release that are not historical facts are “forward-looking statements.” Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management’s beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Except as required by federal securities laws, HickoryTech undertakes no obligation to update any of its forward-looking statements for any reason.

# # #